Exhibit 99.1

PRESS RELEASE Feb. 9, 2018

Arrowhead Pharmaceuticals Reports Fiscal 2018 First Quarter Results

-	Conference Call and Webcast Today at 4:30 p.m. EST

PASADENA, Calif., Feb. 9, 2018 — Arrowhead Pharmaceuticals Inc. (NASDAQ: ARWR) today announced financial results for its fiscal 2018 first quarter ended December 31, 2017. The company is hosting a conference call at 4:30 p.m. EST to discuss results.

Conference Call and Webcast Details

Investors may access a live audio webcast on the Company's website at http://ir.arrowheadpharma.com/events.cfm. For analysts that wish to participate in the conference call, please dial 855-215-6159 or 315-625-6887 and provide Conference ID 4788374.

A replay of the webcast will be available on the company’s website approximately two hours after the conclusion of the call and will remain available for 90 days. An audio replay will also be available approximately two hours after the conclusion of the call and will be available for 3 days. To access the audio replay, dial 855-859-2056 or 404-537-3406 and provide Conference ID 4788374.

Selected Fiscal 2018 First Quarter and Recent Events

•	Filed a Clinical Trial Application for ARO-AAT, a second generation subcutaneously administered clinical candidate for the treatment of alpha-1 antitrypsin deficiency liver disease
•	Filed a Clinical Trial Application for ARO-HBV, a third generation subcutaneously administered clinical candidate for the treatment of chronic hepatitis B virus infection
•

Presented new clinical data at HEP DART 2017 demonstrating up to 5.0 log10 reduction in HBV s-antigen and a Sustained Host Response in 50% of hepatitis B patients following RNAi therapy, ARC-520, in the 2001 open-label extension study

•

Made continued progress on a two-product cardiovascular collaboration with Amgen, in which one that was previously called ARO-LPA against the target lipoprotein(a) has been formally nominated as a potential clinical candidate and which is now referred to as AMG 890 by Amgen

•

Expanded Arrowhead’s cardiometabolic pipeline, which now includes ARO-APOC3, targeting apolipoprotein C-III, and ARO-ANG3, targeting angiopoietin-like protein 3 (ANGPTL3); with CTA filings planned around the end of 2018

•	Achieved continued progress with the Company’s extra-hepatic platform and pipeline, including:
o	ARO-Lung1, Arrowhead’s first candidate against an undisclosed gene target in the lung, which achieved nearly 90% target knockdown following inhaled administration in rodents
o	ARO-HIF2, the Company’s candidate targeting renal cell carcinoma, which achieved 85% target gene knockdown in a rodent tumor model

Selected Fiscal 2018 First Quarter Financial Results

ARROWHEAD PHARMACEUTICALS, INC.
CONSOLIDATED CONDENSED FINANCIAL INFORMATION (unaudited)

	Three Months Ended December 31,
OPERATING SUMMARY	2017	2016

REVENUE	$3,509,821	$4,365,496
OPERATING EXPENSES
Research and development	8,431,903	9,527,051
Salaries and payroll-related costs	3,986,367	4,276,105
General and administrative expenses	1,671,185	1,854,174
Stock-based compensation	2,092,541	2,424,442
Depreciation and amortization	1,141,173	1,185,611
TOTAL OPERATING EXPENSES	17,323,169	19,267,383
OPERATING LOSS	(13,813,348)	(14,901,887)
OTHER INCOME/(EXPENSE), PROVISION FOR INCOME TAXES	614,470	2,815,779
NET LOSS	$(13,198,878)	$(12,086,108)

NET LOSS PER SHARE (BASIC AND DILUTED):	$(0.18)	$(0.17)
WEIGHTED AVERAGE SHARES OUTSTANDING	74,831,415	71,444,600

FINANCIAL POSITION SUMMARY	December	September
	31, 2017	30, 2017
CASH AND CASH EQUIVALENTS	$11,531,345	$24,838,567
SHORT-TERM INVESTMENTS	39,169,376	40,769,539
TOTAL CASH RESOURCES (CASH AND INVESTMENTS)	50,700,721	65,608,106
OTHER ASSETS	37,519,772	38,414,174
TOTAL ASSETS	88,220,493	104,022,280
TOTAL LIABILITIES	18,021,183	23,155,118
TOTAL STOCKHOLDERS' EQUITY	70,199,310	80,867,162
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$88,220,493	$104,022,280

SHARES OUTSTANDING	74,917,876	74,785,426

About Arrowhead Pharmaceuticals

Arrowhead Pharmaceuticals develops medicines that treat intractable diseases by silencing the genes that cause them. Using a broad portfolio of RNA chemistries and efficient modes of delivery, Arrowhead therapies trigger the RNA interference mechanism to induce rapid, deep, and durable knockdown of target genes. RNA interference, or RNAi, is a mechanism present in living cells that inhibits the expression of a specific gene, thereby affecting the production of a specific protein. Arrowhead’s RNAi-based therapeutics leverage this natural pathway of gene silencing.

For more information, please visit www.arrowheadpharma.com, or follow us on Twitter @ArrowheadPharma. To be added to the Company's email list and receive news directly, please visit http://ir.arrowheadpharma.com/alerts.cfm.

Safe Harbor Statement under the Private Securities Litigation Reform Act:

This news release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the safety and efficacy of our product candidates, the duration and impact of regulatory delays in our clinical programs, our ability to finance our operations, the future success of our scientific studies, our ability to successfully develop drug candidates, the timing for starting and completing clinical trials, rapid technological change in our markets, and the enforcement of our intellectual property rights. Our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q discuss some of the important risk factors that may affect our business, results of operations and financial condition. We assume no obligation to update or revise forward-looking statements to reflect new events or circumstances.

Contacts:

Arrowhead Pharmaceuticals, Inc.

Vince Anzalone, CFA

626-304-3400

ir@arrowheadpharma.com

Investors and Media:

LifeSci Advisors, LLC

Brian Ritchie
212-915-2578

britchie@lifesciadvisors.com

www.lifesciadvisors.com

Source: Arrowhead Pharmaceuticals, Inc.

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